POWER OF ATTORNEY


        I hereby appoint Richard B. Alsop, Judith A. Witterschein, Cara I. Londin, Mason A. Reeves, Gale Chang, Pia K. Thompson and Margaret E. Nelson to act individually as my agent and attorney-in-fact for the purpose of completing, executing and filing on my behalf with the Securities and Exchange Commission, the New York Stock Exchange, Inc. or any other exchange or self regulatory body, any Form 3 "Initial Statement of Beneficial Ownership of Securities , Form 4 "Statement of Changes in Beneficial Ownership of Securities", Form 5 "Annual Statement of Beneficial Ownership of Securities", Form 144 "Notice of Proposed Sale of Securities", or any other similar form to report securities ownership that may, in the opinion of any of them be necessary, with respect to any transaction in securities of Merrill Lynch & Co., Inc.

        Nothing herein shall relieve me of the responsibility for the accuracy of the information and representations contained in any Form 3, Form 4, Form 5, Form 144 or other similar form completed, executed and filed pursuant to this power of attorney.

        This power of attorney shall supersede all similar prior powers of attorney and will remain effective as to the agents and attorneys-in-fact referred to above until I revoke or amend it by written notice to such persons.



State of New York
County of New York


Sworn to before me this 3
                                                ___/s/ John A. Thain___
day of December, 2007.                          John A. Thain


__/s/ Caroline Delaney_____

Notary

Caroline E. Delaney
Notary Public State of New York
No. 01DE6150075
Qualified in King County
Certificate Filed in New York County
Commission Expires July 24, 2010